Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 and post-effective amendment No. 2 to the Registration Statement on Form S-1 of our following reports, which appear in such Registration Statement:

1)	Report dated February 27, 2008 relating to the financial statements of Hawker Beechcraft Acquisition Company, LLC.

2)	Report dated December 14, 2007, except as it relates to the condensed consolidating financial information as discussed in Note 22, as to which the date is February 19, 2008, relating to the financial statements of Raytheon Aircraft.

3)	Report dated February 28, 2007, except as it relates to the condensed consolidating financial information as discussed in Note 22, as to which the date is November 30, 2007, relating to the financial statements of Raytheon Aircraft.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

St. Louis, Missouri

July 17, 2008